ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701 -4299 (775) 684 5708 Website: secretaryofstate.biz	Exhibit 3.1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

2.   The articles have been amended as follows (provide article numbers, if available):

Section 4.1 CAPITAL STOCK

This Corporation shall have the authority to issue an aggregate of Three Hundred Million (300,000,000) shares of common stock, par value $0.001 (hereinafter "Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $0.001 (hereinafter, "Preferred Stock"). Common Stock and Preferred Stock may be issued from time to time without action by the stockholders. Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5.   Officer Signature (Required):                      /s/ Mark R. Newburg

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07